Exhibit 99.1

-	Edwards Lifesciences Corporation One Edwards Way Irvine, CA USA 92614 Phone: 949.250.2500 Fax: 949.250.2525 www.edwards.com

NEWS RELEASE

Media Contact:	Jared B. Adams, 949-250-5070
Investor Contact:	David K. Erickson, 949-250-6826

EDWARDS LIFESCIENCES REPORTS SOLID
THIRD QUARTER EARNINGS

•      Strong Year-Over-Year Gross Profit Margin Improvement
•      FloTrac and LifeStent Drive Sales Growth

IRVINE, Calif., October 19, 2006 — Edwards Lifesciences Corporation (NYSE: EW), a world leader in products and technologies to treat advanced cardiovascular disease, today reported net income for the quarter ended September 30, 2006 of $27.8 million, or $0.45 per diluted share, compared to a net loss of $4.4 million, or $0.07 per diluted share, for the same period in 2005.  Non-GAAP net income, which excludes the special items detailed in the reconciliation table below and the impact of option expense under FAS 123(R), grew to $32.5 million compared to $29.0 million for the same period last year.  Non-GAAP earnings per diluted share grew 15.2 percent to $0.53 compared to $0.46 per share for the same period in the prior year.

Third quarter net sales increased 2.7 percent to $247.4 million, compared to $240.9 million in the same quarter last year.  Underlying sales growth was 4.7 percent, excluding the impact of $6.1 million of sales from discontinued products and a $1.6 million contribution from foreign exchange.

“This quarter’s results were highlighted by strong profitability and the increasing contribution from newer growth drivers, as evidenced by the continued traction of our recently introduced Critical Care and Vascular products,” said Michael A. Mussallem, Edwards Lifesciences’ chairman and CEO.  “Additionally, we are continuing to make important progress in our Ascendra and percutaneous transcatheter heart valve programs.”

Sales Results

For the third quarter, the company reported Heart Valve Therapy sales of $117.3 million, a 3.9 percent increase compared to the same quarter last year, which included an approximately $1 million positive impact from foreign exchange.  “In the U.S., we are still feeling the effect of a competing product introduced late last year,” said Mussallem.  “We believe the clinical superiority of our valve product line, combined with planned new product introductions, give us confidence we will accelerate our growth.”

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Critical Care sales of $84.9 million grew 8.7 percent compared to last year’s quarter, which included a modest contribution from foreign exchange.  The company’s new FloTrac technology was the primary driver of this growth and continues to enjoy strong adoption in all regions.

Cardiac Surgery Systems sales for the quarter were $21.5 million, a decline from $27.4 million in the same quarter last year, largely due to the discontinuation of the company’s Japan perfusion product line in 2005.

Vascular sales grew 12.8 percent compared to the same period in 2005 to $17.6 million, led by sales of LifeStent products.  During the quarter, the company launched its new FlexStar delivery system, which helps ensure the easy and accurate delivery of its uniquely flexible self-expanding stent technology.

Sales of Other Distributed Products declined to $6.1 million in the quarter, due primarily to the divestiture of a non-strategic pharmaceutical product line last quarter.

Domestic and international sales for the third quarter were $114.9 million and $132.5 million, respectively.

Additional Operating Results

For the quarter, Edwards’ gross profit margin improved to 64.7 percent from 62.3 percent in the same period last year.  Year-over-year improvements were achieved principally through manufacturing efficiencies and a favorable product mix.

Selling, general and administrative (SG&A) expenses were $91.7 million for the quarter, or 37.1 percent of sales, compared to $85.9 million in the year ago period.  SG&A expenses grew primarily due to the impact of option expense and higher sales and marketing expenses in the U.S.  Research and development expenses were $28.1 million for the quarter, or 11.4 percent of sales, compared to $24.0 million in the year ago period, primarily reflecting additional spending in our transcatheter valve development programs.

During the quarter, the company recorded a special charge of $2.0 million dollars related to a final obligation resulting from last year’s acquisition of percutaneous valve manufacturing rights.

Free cash flow generated during the quarter was $44.2 million, calculated as cash flow from operating activities of $60.2 million minus capital expenditures of $16.0 million.  Long-term debt at September 30 was $253.0 million, resulting in a debt-to-cap ratio of 25.8 percent.  Cash and cash equivalents were $151.3 million at the end of the quarter.

In the quarter, the company repurchased approximately 900,000 shares of common stock for $41 million.

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Nine-Month Results

For the nine months ended September 30, 2006, the company recorded net income of $109.8 million compared to a $40.7 million for the same period in 2005.  Excluding special items detailed in the reconciliation table below and the impact of option expensing under FAS 123(R), net income was $104.1 million, or $1.67 per diluted share, compared to $91.4 million, or $1.45 per diluted share, representing a year-over-year EPS increase of 15.2 percent.

Net sales for the first nine months of 2006 totaled $771.4 million.  On an underlying basis, excluding the impact of foreign exchange and discontinued product lines, net sales grew 6.6 percent.  Domestic and international sales for the nine months were $358.6 million and $412.8 million, respectively.

Free cash flow generated in the first nine months was $97.0 million, calculated as cash flow from operating activities of $160.8 million minus capital expenditures of $40.0 million and a special item of $23.8 million.

2006 Outlook

“Based on our results thus far, we are expecting a strong finish to 2006 and remain confident in our ability to achieve our original financial goals of generating total sales between $1.02 to $1.06 billion, increasing our gross profit margin by 150 to 200 basis points, delivering non-GAAP net income growth of 12 to 15 percent excluding the impact of special items and option expensing, and generating free cash flow of $140 to $150 million,” said Mussallem.

“At current FX rates, we expect our 2006 sales to be at the lower end of our previously estimated range of $1.04 to $1.06 billion.  We are tightening our full year EPS estimate to $2.24 to $2.26 excluding special items and option expense, and $2.03 to $2.05 excluding only special items.  Additionally, we are projecting fourth quarter EPS of $0.52 to $0.54, which includes approximately $0.05 to $0.06 per share of option expense.”

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About Edwards Lifesciences

Edwards Lifesciences, a leader in advanced cardiovascular disease treatments, is the number-one heart valve company in the world and the global leader in acute hemodynamic monitoring.  Headquartered in Irvine, Calif., Edwards focuses on specific cardiovascular opportunities including heart valve disease, peripheral vascular disease and critical care technologies.  The company’s global brands, which are sold in approximately 100 countries, include Carpentier-Edwards, Cosgrove-Edwards, FloTrac, Fogarty, LifeStent, PERIMOUNT Magna, and Swan-Ganz.  Additional company information can be found at www.edwards.com.

Conference Call and Webcast Information

Edwards Lifesciences will be hosting a conference call today at 5:00 p.m. EDT to discuss its third quarter results.  To participate in the conference call, dial (877) 407-8037 or (201) 689-8037.  For 72 hours following the call, an audio replay can be accessed by dialing (877) 660-6853 or (201) 612-7415 and using account number 2995 and conference number 216570.  The call will also be available via live or archived webcast on the “Investor Relations” section of the Edwards’ web site at www.edwards.com or www.edwards.com/InvestorRelations.

This news release includes forward-looking statements within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934.  These forward-looking statements include, but are not limited to, the company’s ability to achieve 2006 financial goals for sales, gross margin, net income, earnings per share and free cash flow; the effects of competition on, the continued success of recently introduced products and the regulatory approval for additional products in the company’s heart valve therapy product line; the continued adoption and sales of FloTrac and LifeStent; the timing and progress of clinical studies relating to the company’s percutaneous and minimal access valve technologies and the market opportunity for these products; and the impact on the company’s results of stock option expensing, foreign exchange and special items. Forward-looking statements are based on estimates and assumptions made by management of the company and are believed to be reasonable, though they are inherently uncertain and difficult to predict.

Forward-looking statements involve risks and uncertainties that could cause actual results or experience to differ materially from that expressed or implied by the forward-looking statements.  Factors that could cause actual results or experience to differ materially from that expressed or implied by the forward looking statements include the productivity of the R&D pipeline; the strength of the company’s core franchises and their ability to provide a strong platform for sustainable growth; the potential opportunity of the company’s percutaneous valve programs and the ability of the company to continue to lead in the development of this field; and more generally, the ability to obtain regulatory approvals for and market new products; the ability to generate and maintain sufficient cash resources to increase investments in the company’s business and repay debt; the success and timing of new product launches; the impact of currency exchange rates; the timing or results of pending or future clinical trials; actions by the U.S. Food and Drug Administration and other regulatory agencies; technological advances in the medical field; product demand and market acceptance; changing conditions in the economy in general and in the healthcare industry; and other risks detailed in the company’s filings with the Securities and Exchange Commission including its Annual Report on Form 10-K for the year ended
December 31, 2005.

To supplement the consolidated financial results prepared in accordance with Generally Accepted Accounting Principles (“GAAP”), the company uses non-GAAP financial measures that exclude certain items, such as in-process research and development expenses, special charges and gains, results of discontinued product lines, and fluctuations in exchange rates.  Management does not consider the excluded items part of day-to-day business or reflective of the core operational activities of the company as they result from transactions outside the ordinary course of business.  Management has also excluded the impact of implementing FAS 123(R) “Share Based Compensation” for year-over-year comparison purposes.  Management uses non-GAAP financial measures internally for strategic decision making, forecasting future results and evaluating current performance.  Certain guidance is provided on a non-GAAP basis that excludes special items, foreign exchange fluctuations and the impact of option expensing due to the inherent difficulty in forecasting such items.  By disclosing non-GAAP financial measures, management intends to provide investors with a more meaningful, consistent comparison of the company’s core operating results and trends for the periods presented.  Non-GAAP financial measures are not prepared in accordance with GAAP; therefore, the information is not necessarily comparable to other companies and should be considered as a supplement to, not a substitute for, or superior to, the corresponding measures calculated in accordance with GAAP.

Ascendra, Edwards and FloTrac are trademarks of Edwards Lifesciences Corporation.  Edwards Lifesciences, Carpentier-Edwards, Cosgrove-Edwards, Fogarty, PERIMOUNT Magna and Swan-Ganz are trademarks of Edwards Lifesciences Corporation and are registered in the United States Patent and Trademark Office.  FlexStar and LifeStent are trademarks of Edwards Lifesciences AG and are registered in the United States Patent and Trademark Office.

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EDWARDS LIFESCIENCES CORPORATION
Unaudited Consolidated Statements of Operations

	Three Months Ended September 30,		Nine Months Ended September 30,
(in millions, except per share data)	2006	2005	2006	2005

Net sales	$247.4	$240.9	$771.4	$748.2
Cost of goods sold	87.4	90.9	276.2	285.0

Gross profit	160.0	150.0	495.2	463.2

Selling, general and administrative expenses	91.7	85.9	280.9	261.6
Research and development expenses	28.1	24.0	84.2	73.2
Purchased in-process research and development expenses	—	1.2	—	1.2
Special charges (gains)	2.0	21.4	(22.5)	47.0
Interest expense, net	0.8	2.2	2.3	8.3
Other expenses (income), net	0.7	—	1.7	(1.3)

Income before provision for income taxes	36.7	15.3	148.6	73.2

Provision for income taxes	8.9	19.7	38.8	32.5

Net income (loss)	$27.8	$(4.4)	$109.8	$40.7

Earnings (loss) per share:
Basic earnings (loss) per share	$0.48	$(0.07)	$1.87	$0.68
Diluted earnings (loss) per share	$0.45	$(0.07)	$1.76	$0.65

Weighted average common shares outstanding:
Basic	58.2	59.8	58.8	59.6
Diluted	63.6	59.8	64.1	62.4

Operating Statistics
As a percentage of net sales:
Gross profit	64.7%	62.3%	64.2%	61.9%
Selling, general and administrative expenses	37.1%	35.7%	36.4%	35.0%
Research and development expenses	11.4%	10.0%	10.9%	9.8%
Income before provision for income taxes	14.8%	6.4%	19.3%	9.8%
Net income (loss)	11.2%	(1.8%)	14.2%	5.4%

Effective tax rate	24.3%	128.8%	26.1%	44.4%

Reconciliation of Diluted Earnings per Share
Net income (loss)	$27.8	$(4.4)	$109.8	$40.7
Adjustment for interest expense included in net income	1.0	—	3.0	—
Adjusted net income (loss)	$28.8	$(4.4)	$112.8	$40.7

Weighted average common shares outstanding used to calculate diluted earnings per share excluding contingent convertible debt	60.9	59.8	61.4	62.4
Weighted average common shares outstanding for the contingent convertible debt	2.7	—	2.7	—
Weighted average common shares outstanding used to calculate diluted earnings per share including the contingent convertible debt	63.6	59.8	64.1	62.4

Diluted earnings (loss) per share including the contingent convertible debt	$0.45	$(0.07)	$1.76	$0.65

Note: Numbers may not foot due to rounding

EDWARDS LIFESCIENCES CORPORATION
Unaudited Balance Sheets
(in millions)

	September 30,	December 31,
	2006	2005
ASSETS

Current assets
Cash and cash equivalents	$151.3	$178.6
Accounts and other receivables, net	130.2	118.5
Inventories, net	148.9	131.5
Deferred income taxes	29.2	27.6
Prepaid expenses and other current assets	65.3	58.0

Total current assets	524.9	514.2

Property, plant and equipment, net	211.5	201.9
Goodwill	337.7	337.7
Other intangible assets, net	123.2	137.7
Investments in unconsolidated affiliates	14.3	10.7
Deferred income taxes	15.5	11.5
Other assets	13.2	15.4

Total assets	$1,240.3	$1,229.1

LIABILITIES AND STOCKHOLDERS' EQUITY

Accounts payable and accrued liabilities	$227.5	$194.2
Long-term debt	253.0	316.1
Other long-term liabilities	31.9	28.8

Stockholders' equity
Common stock	66.7	65.6
Additional contributed capital	587.9	536.7
Retained earnings	413.2	303.4
Accumulated other comprehensive loss	(19.2)	(22.2)
Common stock in treasury, at cost	(320.7)	(193.5)
Total stockholders' equity	727.9	690.0

Total liabilities and equity	$1,240.3	$1,229.1

EDWARDS LIFESCIENCES CORPORATION
Non-GAAP Financial Information

To supplement the consolidated financial results prepared in accordance with Generally Accepted Accounting Principles (“GAAP”), the Company uses non-GAAP financial measures that exclude certain items, such as in-process research and development expenses, special charges and gains, results of discontinued product lines, and fluctuations in exchange rates.  Management does not consider the excluded items part of day-to-day business or reflective of the core operational activities of the Company as they result from transactions outside the ordinary course of business.  Management has also excluded the impact of implementing Financial Accounting Standards Board Statement No. 123(R) (“FAS 123(R)”) “Share Based Compensation” for year-over-year comparison purposes.

Management uses non-GAAP financial measures internally for strategic decision making, forecasting future results and evaluating current performance.  Certain guidance is provided only on a non-GAAP basis that excludes special items, foreign exchange fluctuations and the impact of option expensing due to the inherent difficulty in forecasting such items.  By disclosing non-GAAP financial measures, management intends to provide investors with a more meaningful, consistent comparison of the Company’s core operating results and trends for the periods presented.

Non-GAAP financial measures are not prepared in accordance with GAAP; therefore, the information is not necessarily comparable to other companies and should be considered as a supplement to, not a substitute for, or superior to, the corresponding measures calculated in accordance with GAAP.

The items described below are excluded from the GAAP financial results in the reconciliations that follow:

Special (Gains) Charges, net - The Company incurred certain special charges and gains in 2006 and 2005 related to the following:

1)                Restructure 3F Therapeutics agreements:  $22.8 million charge for restructuring the 3F Therapeutics agreements in the second quarter of 2005; and a $2.0 million charge for the final obligation to 3F in the third quarter of 2006;

2)                Charitable Fund Contribution:  $15.0 million contribution to Edwards Lifesciences charitable fund in the third quarter of 2005;

3)                Investment Impairments:  $4.8 million and $8.9 million charges related to the impairment of certain investments in the second and third quarters of 2005, respectively;

4)                Settlements and Litigation Gains, net:  $20.2 million gain from a patent settlement with Medtronic in January 2006, and a $2.5 million gain related to intellectual property litigation in the third quarter of 2005;

5)                Gain on sale of product lines:  $7.7 million proceeds from the sale of the Japan Perfusion product line to Terumo in the first quarter of 2005, $5.7 million cash received in the first quarter of 2006 as the final earn-out payment in the prior year’s sale of the Japan Perfusion product line to Terumo; and $4.5 million gain from the sale of a non-strategic business in the second quarter of 2006;

6)                Impairment of assets:  $2.6 million impairment charge in the second quarter of 2006 related to the revaluation of the company’s remaining international perfusion product assets;

7)                Realignment expenses:  $2.1 million charge (primarily severance expenses) in the first quarter of 2006 resulting from the planned closing of a manufacturing facility, and $5.7 million charge for a Japan organizational realignment in the first quarter of 2005;

8)                Litigation reserves:  $1.2 million charge for litigation reserves in the second quarter 2006.

Given the magnitude and unusual nature of these special charges and gains relative to the operating results for the periods presented, these items have been excluded from non-GAAP net income.

Stock option expensing—Non-GAAP financial measures exclude the impact of implementing FAS 123(R) in 2006.  In Q3 2006, net stock option and employee stock purchase plan expense of $5.0 million was allocated as follows: $0.6 million to cost of goods sold, $3.4 million to SG&A expenses, $1.0 million to R&D expenses, with $1.5 million of tax benefit. For the nine months ended September 30, 2006, net stock option and employee stock purchase plan expense of $14.4 million was allocated as follows:  $2.0 million to cost of goods sold, $9.6 million to SG&A, $2.8 million to R&D expenses, with $4.3 million of tax benefit.

Results of Discontinued Product Lines—The Company has exited certain product lines during the periods presented.  As discontinued product lines do not have a continuing contribution to operations, management believes that excluding such items from the Company’s growth provides investors with a means of evaluating the Company’s on-going operations. In light of the significance of the impact these product lines had on the growth of the Company, the sales results of these product lines have been detailed in the Reconciliation of Sales by Product Line and Region.

Foreign Exchange—Fluctuation in exchange rates impacts the comparative results and growth rates of the Company’s underlying business. Management believes that excluding the impact of foreign exchange rate fluctuations from its growth provides investors a more meaningful comparison to historical financial results. The impact of foreign exchange rate fluctuations has been detailed in the Reconciliation of Sales by Product Line and Region.

EDWARDS LIFESCIENCES CORPORATION
Reconciliation of GAAP Net Income to Non-GAAP Net Income

	Three Months Ended		Nine Months Ended
	September 30,		September 30,
(in millions, except per share data)	2006	2005	2006	2005

GAAP net income (loss)	$27.8	$(4.4)	$109.8	$40.7

Reconciling items:

Purchased in-process research and development expenses	—	1.2	—	1.2

Special charges (gains)
Restructure 3F Therapeutics agreements	2.0	—	2.0	22.8
Charitable fund contribution	—	15.0	—	15.0
Investment impairments	—	8.9	—	13.7
Settlements and litigation gains, net	—	(2.5)	(20.2)	(2.5)
Gain on sale of product lines	—	—	(10.2)	(7.7)
Impairment of assets	—	—	2.6	—
Realignment expenses	—	—	2.1	5.7
Litigation reserve	—	—	1.2	—
Subtotal special charges (gains)	2.0	21.4	(22.5)	47.0

Stock option expensing under FAS 123(R)	5.0	—	14.4	—

Income tax expense (benefit)
Tax effect on non-GAAP adjustments(1)	(0.8)	(5.0)	10.4	(13.3)
Repatriation taxes	—	15.8	—	15.8
Tax benefit from reversal of valuation allowance	—	—	(3.7)	—
Tax effect of stock option expensing under FAS 123(R)	(1.5)	—	(4.3)	—
Subtotal income taxes, net	(2.3)	10.8	2.4	2.5

Non-GAAP net income	$32.5	$29.0	$104.1	$91.4

Non-GAAP Earnings per share:
Basic non-GAAP earnings per share	$0.56	$0.48	$1.77	$1.53
Diluted non-GAAP earnings per share(2)	$0.53	$0.46	$1.67	$1.45

Weighted average shares outstanding:
Basic	58.2	59.8	58.8	59.6
Diluted	63.8	65.2	64.3	65.1

(1)  The tax effect on non-GAAP adjustments is calculated using the relevant tax jurisdiction of the transaction applying the local statutory tax rate.

(2)  Diluted non-GAAP earnings per share is calculated by adding back $1.0 million in interest expense for the quarter and $3.0 million for the nine month period related to the convertible debt to net income then dividing by the weighted average diluted shares outstanding.

EDWARDS LIFESCIENCES CORPORATION
Unaudited Reconciliation of Sales by Product Line and Region
(in millions)

					2006 Adjusted		2005 Adjusted
Sales by Product Line (Qtr)	3Q 2006	3Q 2005	Change	GAAP Growth Rate	Discontinued Product Line Impact	3Q 2006 Underlying Sales	Discontinued Product Line Impact	FX Impact	3Q 2005 Underlying Sales	Underlying % Growth*
Heart Valve Therapy	$117.3	$112.9	$4.4	3.9%	$—	$117.3	$—	$0.9	$113.8	3.1%
Critical Care	84.9	78.1	6.8	8.7%	—	84.9	—	0.4	78.5	8.1%
Cardiac Surgery Systems	21.5	27.4	(5.9)	(21.5)%	(1.2)	20.3	(6.6)	0.3	21.1	(3.6)%
Vascular	17.6	15.6	2.0	12.8%	—	17.6	—	0.3	15.9	10.6%
Other Distributed Products	6.1	6.9	(0.8)	(11.6)%	—	6.1	(0.7)	(0.3)	5.9	4.7%
Total	$247.4	$240.9	$6.5	2.7%	$(1.2)	$246.2	$(7.3)	$1.6	$235.2	4.7%

					2006 Adjusted		2005 Adjusted
Sales by Product Line (YTD)	YTD 3Q 2006	YTD 3Q 2005	Change	GAAP Growth Rate	Discontinued Product Line Impact	YTD 3Q 2006 Underlying Sales	Discontinued Product Line Impact	FX Impact	YTD 3Q 2005 Underlying Sales	Underlying % Growth*
Heart Valve Therapy	$370.2	$355.3	$14.9	4.2%	$—	$370.2	$—	$(4.7)	$350.6	5.6%
Critical Care	255.6	239.6	16.0	6.7%	—	255.6	—	(3.9)	235.7	8.4%
Cardiac Surgery Systems	69.1	78.8	(9.7)	(12.3)%	(4.4)	64.7	(15.9)	0.6	63.5	2.0%
Vascular	54.9	48.8	6.1	12.5%	—	54.9	—	(0.4)	48.4	13.4%
Other Distributed Products	21.6	25.7	(4.1)	(16.0)%	—	21.6	(2.6)	(1.5)	21.6	1.3%
Total	$771.4	$748.2	$23.2	3.1%	$(4.4)	$767.0	$(18.5)	$(9.9)	$719.8	6.6%

Sales by Region (Qtr)	3Q 2006	3Q 2005	Change	GAAP Growth Rate
United States	$114.9	$113.0	$1.9	1.7%
Europe	61.0	54.1	6.9	12.8%
Japan	40.0	45.4	(5.4)	(11.9)%
Rest of World	31.5	28.4	3.1	10.9%
International	132.5	127.9	4.6	3.6%
Total	$247.4	$240.9	$6.5	2.7%

Sales by Region (YTD)	YTD 3Q 2006	YTD 3Q 2005	Change	GAAP Growth Rate
United States	$358.6	$343.2	$15.4	4.5%
Europe	194.8	180.8	14.0	7.7%
Japan	124.6	141.2	(16.6)	(11.8)%
Rest of World	93.4	83.0	10.4	12.5%
International	412.8	405.0	7.8	1.9%
Total	$771.4	$748.2	$23.2	3.1%

* Numbers may not calculate due to rounding.